EXHIBIT 99.3

                                 IA GLOBAL, INC.
                         1999 & 2000 STOCK OPTION PLANS
                        533 Airport Boulevard, Suite 400
                              Burlingame, CA 94010
                                 (650) 685-2403

This booklet has been prepared to help you become familiar with the IA Global, Inc. 1999 Stock Option Plan (the "1999 Plan") and the IA Global, Inc. 2000 Stock Option Plan (the "2000 Plan") (collectively, the "Plans") and your Award(s) under the Plans. This booklet provides ONLY a very general and basic overview of the Plans -- it is NOT a complete statement of the terms and conditions of the Plans or of the Award Statement that evidences your Award(s) under the Plans.

You have already received one or more Award Statements which evidences your Award(s) under the Plans. Complete copies of the Plans and other information about the Plans, your Award(s) and IA Global, Inc. (the "Company") are available by writing or contacting the Company at:


                                   Mark Scott
                             Chief Financial Officer
                                 IA Global, Inc.
                        533 Airport Boulevard, Suite 400
                              Burlingame, CA 94010
                                 (650) 685-2403


NOTE: You will see terms throughout this booklet that are capitalized and are not defined where they are first used. These terms are important to your understanding of the Plans and are defined in the glossary at the back of this booklet.

IF THERE IS A DISCREPANCY BETWEEN THIS BOOKLET AND THE PLANS OR ANY AWARD STATEMENT EVIDENCING AN AWARD UNDER THE PLANS, THE TERMS AND CONDITIONS OF THE PLANS OR THE AWARD STATEMENT WILL CONTROL.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                            ________________________


                  THE DATE OF THIS PROSPECTUS IS JUNE 21, 2004

                                TABLE OF CONTENTS

                                                                            PAGE

IA Global, Inc. 1999 & 2000 Stock Option Plans.................................1

   General Information.........................................................1

   Administration of the Plans.................................................1

   Types of Awards and Eligibility.............................................1

   Shares Subject to Grant and Adjustment......................................2

   Expiration of Options.......................................................3

   Transferability.............................................................4

   Amendment and Termination of the Plans......................................4

   ERISA and the Code..........................................................4

   Special Considerations......................................................4

SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES........................5

REPORTS AND OTHER INFORMATION..................................................9

GLOSSARY......................................................................11

                 IA GLOBAL, INC. 1999 & 2000 STOCK OPTION PLANS


General Information

         The 1999 Plan was adopted by the Board on January 25, 1999. The 2000 Plan was adopted by the Board on January 1, 2000.

         The 1999 Plan is intended to encourage key employees of the Company and its Affiliates and other individuals who render services to the Company or an Affiliate, by providing opportunities to participate in the ownership of the Company and its future growth.

         The 2000 Plan is intended to promote the interests of the Company and its stockholders by enhancing the ability of the Company and its Affiliates to attract and retain competent employees, to make service on the Board more appealing to present and prospective Non-Employee Directors of the Company and to encourage stock ownership in the Company by officers, Non-Employee Directors, valued employees and other individuals whose judgement, initiative and efforts are instrumental to the financial success and growth of the Company.

Administration of the Plans

         The Plans are administered by a Committee. The Board appoints the members of the Committee. If there is no such appointment, the Board itself shall constitute the Committee. Subject to the terms of the Plans, the Committee makes all decisions concerning the administration of the Plans, including how to interpret the Plans and any Award Statements evidencing Awards. Subject to the terms of the Plans, the Committee determines which Eligible Persons will receive Awards, when and how often they will receive Awards, and the size and other terms of those Awards including the Option Price and exercise time on any Award, and whether restrictions are to be imposed on Shares issued upon the exercise of Options. Unless otherwise determined by the Board, the interpretation and construction by the Committee of the Plans or of any Award shall be final.

Types of Awards and Eligibility

         The Plans authorize the award of Options (both Incentive Stock Options and Nonstatutory Stock Options). These Awards may be made by the Committee to any Eligible Person, except that Incentive Stock Options may be granted only to Eligible Persons who are Employees.

         An Option gives you the right upon exercise to purchase from the Company a number of Covered Shares at a specified Option Price per Share. Subject to the terms of the Plans, the number of Covered Shares, Option Price, vesting schedule, expiration date, restrictions applicable to shares of Common Stock issuable upon the exercise of an Option, and other terms of the Option are specified in an Award Statement. You have no rights as a stockholder with respect to any Covered Shares subject to your Option unless and until certificates for such Shares are issued to you upon exercise of an Option.

         An Option may be granted as an Incentive Stock Option or a Nonstatutory Stock Option. The principal difference between these two types of Options is their tax treatment. See "Summary of U.S. Federal Income Tax Consequences" below. In addition, Section 422 of the Code requires that an Incentive Stock Option must have an Option Price at least equal to Fair Market Value on the date of grant (or at least 110% of Fair Market Value in the case of a Ten-Percent Stockholder). Under the Plans, a Nonstatutory Stock Option may have an Option Price below Fair Market Value on the date of grant only where the exercise of the Option is conditioned upon the attainment of objective, preestablished performance goals set by the Committee.

         You may exercise the vested portion of your Option at any time prior to its expiration date by delivering to the Company (or to its designated transfer agent) written notice identifying the Option being exercised and specifying the number of shares as to which such Option is being exercised. Such written notice shall be accompanied by full payment of the Option Price either in:

         (i) cash (including check); or

         (ii) if permitted by the Committee,

                  (a) through delivery of shares of Common Stock having a Fair Market Value equal as of the date of exercise to the Option Price of the Option;

                  (b) by delivery of a recourse note;

                  (c) irrevocable instructions to a broker for the prompt delivery to the Company of cash equal to the Option Price of the Option; or

                  (d) by any combination of (i), (ii)(a), (b) and (c).

         If the Committee in its discretion permits payment of the Option Price of an Incentive Stock Option by means of the methods set forth in clauses
(ii)(a), (b), (c) or (d) above, such discretion will be exercised in writing at the time of the Award.

         By accepting an Incentive Stock Option you agree to notify the Company in writing immediately after you make a Disqualifying Disposition of any Share you acquire pursuant to the exercise of an Incentive Stock Option.

SHARES SUBJECT TO GRANT AND ADJUSTMENT

         The 1999 Plan permits for issuance under the 1999 Plan a total of 1,500,000 Shares of Common Stock. The 2000 Plan permits for issuance under the 2000 Plan a total of 10,500,000 Shares of Common Stock. The number of Shares subject to the Plans will be adjusted to reflect stock dividends or splits, a recapitalization or reorganization, or consolidation or merger. If an Option expires or terminates without having been fully exercised, the unissued Shares that had been subject to the Option shall become available for the grant of additional Awards. Unless otherwise provided in an Award Statement, the number of Covered Shares and the terms of any Award may be adjusted by the Committee in the event of any change in the outstanding Common Stock by reason of any stock dividend or stock split. Unless otherwise provided in an Award Statement, in the event of a merger or consolidation the Committee or the Successor Board shall provide with respect to each Option either (i) for the continuation of the Option by substituting on an equitable basis other consideration; (ii) that the Option must be exercised within a specified period or else it will terminate; or
(iii) for the termination of the Option in exchange for a cash payment equal to the difference between the Fair Market Value of the Shares subject to the Option and the Option Price. Unless otherwise provided in an Award Statement, in the event of a recapitalization or reorganization each Option will be exercisable for the securities issuable before such recapitalization or reorganization. Unless otherwise provided in an Award Statement, each Option will terminate in the event of a dissolution or liquidation. Cash will be paid in lieu of fractional shares.

EXPIRATION OF OPTIONS

OPTIONS OTHER THAN NONSTATUTORY STOCK OPTIONS ISSUED UNDER THE 1999 PLAN.

         With the exception of Nonstatutory Stock Options issued under the 1999 Plan, an Option expires, and is thereafter no longer exercisable, on the earlier of (i) unless otherwise specified in an Award Statement, the date that is 90 days after the optionee's termination of service with the Company or an Affiliate for any reason other than Cause, death or disability; (ii) the specified expiration date of the Option; (iii) the date that is one year after the optionee's termination of service with the Company or an Affiliate by reason of death or disability; (iv) the date on which an optionee's service with the Company or an Affiliate terminates for Cause; (v) the date that is ten years after the date the Option is granted; or (vi) with respect to an Incentive Stock Option granted to an optionee who is a Ten Percent Stockholder, the date that is five years after the date the Incentive Stock Option is granted.

         In the event an optionee's service with the Company or an Affiliate terminates for Cause, in addition to the immediate termination of the Option, the optionee shall automatically forfeit all Shares with respect to which the Option has been exercised but for which share certificates have not yet been delivered upon refund by the Company of the Option Price paid on such exercise.

NONSTATUTORY STOCK OPTIONS ISSUED UNDER THE 1999 PLAN.

Unless otherwise provided in an Award Statement, a Nonstatutory Stock Option granted under the 1999 Plan expires on the earlier of (i) the specified expiration date of the Option or (ii) the date that is ten years after the date the Nonstatutory Stock Option is granted.

TRANSFERABILITY

         Your Option awarded under either of the Plans is not subject to the claims of creditors nor transferable other than by will or the laws of descent and distribution, or in the case of a Nonstatutory Stock Option, pursuant to a valid domestic relations order. An Option may be exercised during your lifetime only by you.

AMENDMENT AND TERMINATION OF THE PLANS

         Unless sooner terminated by the Board, the 1999 Plan will terminate on January 25, 2009 and the 2000 Plan will terminate on December 31, 2010. The Board has the power to amend or terminate the Plans in any respect at any time, subject to shareholder approval of certain types of amendments. No modification, amendment or termination of the Plans will adversely affect the rights or obligations of the holder of any Option awarded prior to such modification, amendment or termination, without the holder's consent.

ERISA AND THE CODE

         The Plans are not subject to the Employee Retirement Income Security Act of 1974, as amended, nor are the Plans "qualified" under Section 401(a) of the Code.

SPECIAL CONSIDERATIONS

         If you are an Insider (i.e., the beneficial owner of more than 10% of any class of stock of the Company, a Director or an officer), most Awards you receive under the Plans, your exercise of Options and your disposition of any shares of Common Stock acquired upon such exercise, must be reported to the Commission in accordance with Section 16(a) of the Exchange Act and the Commission's rules thereunder. Officers of the Company are encouraged to consult with the Company's Chief Financial Officer regarding whether they are Insiders.

         Provided you are not an Insider, you generally can engage in transactions involving Common Stock acquired under the Plans at any time, except when you have "inside" (i.e., material nonpublic) information about the Company. Federal law of the United States prohibits any Award recipient who has "inside" information about the Company from selling (or buying) Common Stock until that information becomes public. Certain other transactions in connection with the Plans may raise similar concerns if you have inside information at the time of the transaction.

         If you are an Insider, you also may be considered an "affiliate" of the Company, in which case you may reoffer or resell Common Stock acquired under the Plans only if the reoffer or resale is registered under the Securities Act or is exempt from registration (e.g., under Rule 144). In addition, if you are an Insider and you sell Common Stock within six months either before or after purchasing Common Stock (other than on the exercise of an Award), you may be liable to the Company for any profits realized in accordance with Section 16(b) of the Exchange Act. Insiders are encouraged to refer to the memorandum entitled

"Certain Federal Securities Laws Considerations for Directors, Officers and Certain Stockholders" which is available from the Company and which describes certain applications of Section 16(b) to transactions involving Awards or the Common Stock acquired under the Plans.

                               SUMMARY OF CERTAIN
                      U.S. FEDERAL INCOME TAX CONSEQUENCES

GENERAL

         Certain of the United States federal income tax aspects associated with Options granted under the Plans are summarized below. This summary is only general in nature and does not purport to be complete. The U.S. federal income tax laws are complex, subject to change, and may vary in individual circumstances. Moreover, state and local income tax consequences may differ. Accordingly, you are urged to consult with your own tax adviser regarding your personal income tax situation.


INCENTIVE STOCK OPTIONS

         Generally, you will not recognize income on the grant or exercise of an Incentive Stock Option. However, if you are subject to the alternative minimum tax ("AMT"), the amount by which the aggregate fair market value of the Shares (as of the exercise date) exceeds the aggregate Option Price will be included in your alternative minimum taxable income. In addition, if you exercise an Incentive Stock Option more than three months after termination of employment (other than by reason of permanent and total disability or death), or more than one year after becoming permanently and totally disabled, the Option will be treated as a Nonstatutory Stock Option and you will recognize income upon such exercise.

         Gain or loss from the disposition (within the meaning of Section 424 of the Code) of Shares acquired on the exercise of an Incentive Stock Option generally will be capital gain or loss if the disposition occurs at least (i) one year after exercise and (ii) two years after the date the Option was granted (these holding periods do not apply to certain transfers by insolvent individuals or to transfers after the death of the optionee). The amount of gain or loss will be equal to the difference between the amount realized on the disposition and the aggregate Option Price for the Shares. If you dispose of Shares acquired on the exercise of an Incentive Stock Option within either of the foregoing two holding periods (a Disqualifying Disposition), you may recognize ordinary income at the time of the disposition. In most cases, such ordinary income will equal the lesser of (i) the amount by which the amount realized on the disposition exceeds the aggregate Option Price paid for the Shares and (ii) the amount by which the fair market value of the Shares on the date of exercise exceeds the aggregate Option Price. Any gain recognized in excess of the ordinary income recognized on a disqualifying disposition generally will be capital gain, and any loss recognized on the disposition generally will be capital loss. However, different rules, not discussed herein, will apply if the disqualifying disposition constitutes a gift or "wash sale" (for example, a wash sale may occur if you dispose of Shares at a loss, and, within a period beginning 30 days before the date of such disposition and ending 30 days thereafter, you acquire Shares). You should consult your tax adviser before making any sale, exchange, gift or transfer of legal title (including termination of joint ownership), within the holding periods specified above, of Shares acquired on the exercise of an Incentive Stock Option. If you recognize ordinary income in connection with the exercise of an Incentive Stock Option or as the result of a disqualifying disposition, the Company is entitled to a federal income tax deduction equal to the amount of the ordinary income you recognize, provided that certain income tax reporting requirements are satisfied.

NONSTATUTORY STOCK OPTIONS

         Generally, you will not recognize income on the grant of a Nonstatutory Stock Option. You will generally recognize ordinary income on the exercise of a Nonstatutory Stock Option in an amount equal to the amount by which the aggregate fair market value of the Shares on the date of exercise exceeds the aggregate Option Price paid for such Shares. You will recognize such income whether you pay the Option Price in cash and/or Shares. Gain or loss on the disposition of Shares acquired on the exercise of a Nonstatutory Stock Option generally will be treated as capital gain or loss. Your holding period for capital gain or loss purposes begins immediately after you recognize income in connection with the exercise of a Nonstatutory Stock Option. The Company is entitled to a federal income tax deduction equal to the amount of ordinary income you recognize upon exercise of a Nonstatutory Stock Option, provided that certain income tax reporting requirements are satisfied.

EXERCISE FOR RESTRICTED SHARES

         In its discretion, the Committee may impose restrictions on the Shares to be received upon the exercise of an Option. If the Shares that you receive upon exercise of your Option are restricted and such restrictions cause the Shares to be "substantially nonvested" within the meaning of the Treasury Regulations under Section 83 of the Code, then the tax consequences under this heading are applicable to you.

         If your Award Statement permits you to exercise your Option for restricted Shares and you so exercise your Option, you must determine whether to file an election under Section 83(b) of the Code with respect to the Award. If you elect to make a Section 83(b) election, you must do so within 30 days of your purchase of such restricted Shares.

         In the case of a Nonstatutory Stock Option exercised for restricted Shares, if you make a Section 83(b) election, you will be taxed currently at ordinary income rates on any difference between the purchase price of the restricted Shares and their fair market value on the date of purchase. If you do not make a Section 83(b) election with respect to the exercise of a Nonstatutory Stock Option for restricted Shares, you will recognize ordinary income at the time the Company's restrictions on the restricted Shares lapse, measured by the excess, if any, of the fair market value of the restricted Shares, at the time of such lapse, over the purchase price for the restricted Shares.

         In the case of an Incentive Stock Option exercised for restricted Shares, if you make a Section 83(b) election with respect to the exercise of an Incentive Stock Option for restricted Shares, you would include in you alternative minimum taxable income any difference between your purchase price of the restricted Shares and their fair market value on the date of purchase. If you do not make a Section 83(b) election, you will recognize income for AMT purposes at the time the Company's restrictions on the restricted Shares lapse measured by the excess, if any, of the fair market value of the restricted Shares, at the time of such lapse, over the purchase price of the restricted Shares.

         If a Section 83(b) election is made, the holding period for capital gains purposes with respect to the restricted Shares begins on the day after such restricted Shares are purchased. If a Section 83(b) election is not made, the holding period begins on the day the Company's restrictions on the Shares lapse.

         Because the rules regarding the tax treatment of the purchase of restricted Shares, including the effect of any election under Section 83(b) of the Code, are complex, technical and not entirely clear, the above description is necessarily general in nature and does not purport to be complete. Consequently, you are urged to consult with your personal tax adviser on their application to your particular circumstances.

CAPITAL GAINS AND LOSSES

         The tax treatment and tax rate applicable to any capital gain you recognize upon the exercise of an Option depend upon the length of time you have held the Shares, the amount of your other income during the year of disposition and other factors. In general, the maximum tax rate applicable to any capital gain arising from your disposition of such Shares after the date of this Prospectus is, in the case of Shares held for more than twelve months, (i) 15% for dispositions before January 1, 2009, and (ii) 20% for dispositions after December 31, 2008. Also, for dispositions after December 31, 2008, a maximum tax rate of 18% may apply with respect to any capital gain you recognize from the disposition of shares held for more than five years. In the case of Shares held for twelve months or less, the current maximum tax rate applicable to any such capital gain is as follows:

                  2004-2010                               35.0%
                  2011 and thereafter                     39.6%

The deduction of any capital loss you recognize from the disposition of Shares acquired under the Plans is subject to limitations. Because the rules governing the tax treatment of capital gains and losses are complex and these rules and the tax rates applicable to capital gains are subject to change, you should consult your personal tax adviser as to their application to any disposition of Shares.

DIVIDENDS ON SHARES

         The maximum tax rate for qualifying dividends received before 2009 on Shares acquired under the Plans is 15%. Generally, a dividend paid by the Company on Shares acquired under the Plans is a "qualifying dividend" only to the extent that (i) you hold the Shares for more than 60 days during the 120-day period beginning on the date that is 60 days before the ex-dividend date of the dividend (the ex-dividend date of a dividend is the date following the record date on which the Company finalizes the list of shareholders who will receive the dividend), (ii) you are not under any obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property, and (iii) you do not take such dividend into account as investment income under Section 163(d)(4)(B) of the Code.

         A dividend on Shares acquired under the Plans (i) received before 2009 that is not a "qualifying dividend," or (ii) received after 2008, will be subject to ordinary income tax rates.

USE OF SHARES TO EXERCISE OPTIONS

         You generally will not recognize gain or loss from the use of Shares to pay the Option Price of an Incentive Stock Option. In most cases, your basis in a number of the Shares received equal to the number of Shares surrendered to pay the Option Price will be the same as your basis in the Shares so surrendered, and your basis in the balance of the Shares received upon such exercise will be zero. Different rules, not discussed herein, will apply, however, if the Shares used to pay the Option Price were acquired on the exercise of an Incentive Stock Option, or if you use shares to make a "cashless exercise" of an Incentive Stock Option, and such use constitutes a disqualifying disposition.

         You will not recognize gain or loss from the use of Shares to pay the Option Price of a Nonstatutory Stock Option. Your basis in a number of the Shares received equal to the number of Shares surrendered to pay the Option Price will be the same as the basis of the Shares so surrendered, and your basis in the balance of the Shares received generally will be equal to the fair market value of such Shares on the date of exercise. Different rules, not discussed herein, will apply, however, if the Shares used to pay the Option Price were acquired on the exercise of an Incentive Stock Option and such use constitutes a disqualifying disposition.

WITHHOLDING FOR TAX LIABILITIES

         Except with respect to persons who are not Employees, the Company must withhold a percentage of any income you recognize in connection with an Option to satisfy federal, state and any local income tax withholding and payroll tax requirements ("Tax Liabilities"). The amount of income so withheld may be less than your actual federal, state or local income tax liabilities because your marginal tax rates may exceed the required withholding rates. You must provide the Company with the means to satisfy Tax Liabilities by delivering cash to the Company or, to the extent permitted by the Committee, by using shares of Common Stock.

USE OF SHARES TO SATISFY TAX LIABILITIES

         If permitted by the Committee, you may be able to use shares of Common Stock to satisfy Tax Liabilities (i) in the case of withholding with respect to the exercise of an Option, by directing the Company to withhold Shares otherwise issuable upon exercise, or (ii) by delivering to the Company previously acquired unencumbered Shares. Any election to use Shares to satisfy Tax Liabilities must be made in accordance with procedures established by the Committee for making such elections. Any use of shares of Common Stock to satisfy Tax Liabilities will be treated for federal income tax purposes as a sale of such Shares to the Company at their aggregate fair market value.

PARACHUTE PAYMENTS

         Where payments to certain persons that are contingent on a change in control exceed limits specified in the Code, the person generally is liable for a 20% excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. If the Committee, in its discretion, grants Options the vesting of which is accelerated by a change in control of the Company, such accelerated vesting or waiver of restrictions would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

OTHER CONSIDERATIONS

         The rules governing the tax treatment of Incentive Stock Options, Nonstatutory Stock Options, as well as the sale of Shares, are quite complex and technical. Thus, the above description of tax consequences is necessarily general in nature and does not purport to be complete. There are many tax issues associated with Incentive Stock Options, Nonstatutory Stock Options, and the sale of Shares that are not discussed or fully addressed in this Prospectus. These issues include, among others, (i) the accelerated vesting of Awards, (ii) the application of the "wash sale rule," (iii) the treatment of dividends paid in respect of restricted Shares, and (iv) the application of the AMT rules and regulations. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Consequently, you are urged to consult with your personal tax adviser for information with respect to the results that would pertain to your particular circumstances.

                          REPORTS AND OTHER INFORMATION

         The Company furnishes its stockholders with annual reports containing audited financial statements and with quarterly reports containing unaudited financial statements for each quarter of each fiscal year. Copies of these documents, and any other communications sent to the Company's stockholders generally, will also be furnished to persons who are granted Awards under the Plans.

         The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act with respect to the Common Stock offered under the Plans. This Prospectus does not contain all the information included in the

Registration Statement. However, the documents listed below are incorporated by reference in the Registration Statement and are hereby also incorporated by reference in this Prospectus.

         a. IA Global's Annual Report on Form 10-K for the year ended December 31, 2003, and any amendments or reports filed for the purpose of updating such reports;

         b. IA Global's Quarterly Reports on Form 10-Q for the period ended March 31, 2004, and any amendments or reports filed for the purpose of updating such reports;

         c. IA Global's Current Reports on Form 8-K dated as of June 21, 2004, June 18, 2004 and June 9, 2004, April 5, 2004, February
                  17, 2004, January 26, 2004, December 3, 2003, September 5,
                  2003, as amended on October 22, 2003, and July 10, 2003; and

         d. The description of the Common Stock of IA Global contained in our registration statement on Form 8-A, and any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the Company's Common Stock offered thereby has been sold or which withdraws from registration such Common Stock then remaining unsold, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to any person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all documents incorporated herein by reference (other than certain exhibits to such documents). Requests should be directed to Mark Scott at the address and telephone number set forth on the cover of this Prospectus.

                                    GLOSSARY

    TERM                                    DEFINITION
    ----                                    ----------

Affiliate           Any parent or subsidiary, as defined in Section 424 of the
                    Code, of the Company.

Award Statement An instrument (in such forms as the Committee may from time to time approve) evidencing the grant of an Award. Such instrument implements an Award and provides its terms.

Award               A grant of an Option.

Board               The Board of Directors of the Company.

Cause With respect to the 1999 Plan, an Eligible Person's ceasing to be employed by the Company and all Affiliates by reason of a finding by the Committee that he or she breached his or her employment or service contract with the Company or an Affiliate, or has engaged in disloyalty to the Company or any Affiliate.


                    With respect to the 2000 Plan, (a) an Eligible Person's ceasing to be employed by the Company and all Affiliates by reason of a finding by the Committee that he or she breached his or her employment or service contract with the Company or Affiliate; (b) the Committee's determination that an Eligible Person has either (1) engaged in conduct punishable as a felony in connection with his or her performance of services for the Company or any Affiliate, or (2) unlawfully taken or used any property of the Company or any Affiliate;
                    (c) an Eligible Person's use for his or her own benefit, or disclosure to any third party, any proprietary confidential information of the Company or any Affiliate; or (d) an Eligible Person's voluntary termination of service with the Company or any Affiliate.

Code                The U.S. Internal Revenue Code of 1986, as amended.

Commission          The Securities and Exchange Commission, which is the U.S.
                    federal agency that administers the U.S. federal securities laws.

    TERM                                    DEFINITION
    ----                                    ----------

Common Stock        The Common Stock, par value $.01 per share, of the Company.

Committee           Such committee(s) appointed by the Board to administer the
                    Plans. If no such appointment is in effect at any time, "Committee" shall mean the Board. Company IA Global, Inc.

Covered Shares      The number of shares of Common Stock subject to an Award.

Director A member of the Board of Directors of the Company or any Affiliate.

Disqualifying
Disposition         A disposition of stock made before the expiration of holding periods specified in Section 422(a)(1) of the Code.

Eligible
Person Any person who is (a) an employee, (b), officer (c) director (whether or not also an employee), or (d) consultant of the Company or an Affiliate.

Employee Any person determined by the Committee to be an employee of the Company or an Affiliate.

Exchange Act        The Securities Exchange Act of 1934, as amended, which is
                    one of the U.S. federal securities laws administered by the Commission that applies to public companies such as the Company.

Fair Market
Value (FMV)         If the Company's Common Stock is publicly traded, an amount equal to the average (on the relevant date or, if there are no prices available for the relevant date, the most recent business day for which prices are available) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, or if the Common Stock is not then traded on a national securities exchange, the last reported sale (on that date or, if there are no sales on that date, the most recent business day on which a sale is reported) of the Common
                    Stock on the Nasdaq National Market, or if the Common Stock is not then reported on the Nasdaq National Market, the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities.

    TERM                                    DEFINITION
    ----                                    ----------

                    If the Company's Common Stock is not publicly traded, an amount equal to the fair value of the Common Stock as determined by the Committee after taking into consideration all factors it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arms length.

Incentive           Stock Option An Option that qualifies as an Incentive Stock
                    Option under Section 422 of the Code.

Non-Employee        Director A member of the Company's or an Affiliate's Board who is not an Employee.

Nonstatutory
Stock Option        An Option that is not an Incentive Stock Option.


Option An Incentive Stock Option or a Nonstatutory Stock Option granted under one of the Plans.

Option Price        The price per Share at which an Option may be exercised.

Plans               IA Global, Inc. 1999 Stock Option Plan and IA Global, Inc.
                    2000 Stock Option Plan.

Prospectus          This booklet describing the Plans.

Registration
Statement           The Registration Statement on Form S-8 filed by the Company with the Commission with respect to the Common Stock offered under the Plans.

Securities Act      The Securities Act of 1933, as amended, which is a U.S.
                    federal securities law administered by the Commission that regulates the public offer and sale of securities.

Share               A share of Common Stock

Successor Board     The board of directors of any entity assuming the
                    obligations of the Company

Ten-Percent         Stockholder Any person who (applying the rules of Section
                    424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate.